Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES FIRST QUARTER 2023 BUSINESS UPDATE

MIAMI (March 27, 2023) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides first quarter 2023 business update.

•U.S. GAAP net loss of $693 million, or $(0.55) diluted EPS, and adjusted net loss of $690 million, or $(0.55) adjusted EPS, better than the December guidance range of $750 to $850 million net loss for the first quarter of 2023 (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA for the first quarter of 2023 was $382 million, better than the December guidance range of $250 million to $350 million, despite a $31 million unfavorable impact from fuel price and currency rates since December guidance.
•Revenue in the first quarter of 2023 was $4.4 billion, representing 95% of 2019 levels.
•The company experienced the highest booking volumes for any quarter in its history, breaking booking records for both the North America and Australia (“NAA”) and Europe segments.
•Total customer deposits reached a first quarter record of $5.7 billion (as of February 28, 2023), surpassing the previous first quarter record of $4.9 billion (as of February 28, 2019) by 16%.
•Cash from operations turned positive in the first quarter of 2023. The company expects continued growth in cash from operations to be the driver for paying down debt over time.
•First quarter 2023 ended with $8.1 billion of liquidity.

Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein commented, “In the first quarter, we outperformed our guidance on all measures. We achieved record first quarter net per diems, exceeding the high end of our guidance, driven by improving ticket prices and sustained growth in onboard revenue, while delivering an additional seven points of occupancy on higher capacity compared to the prior quarter.” (See “Non-GAAP Financial Measures” below)

Weinstein continued, “We are enjoying a phenomenal wave season, achieving our highest ever quarterly booking volumes and breaking records in both North America and Europe. Our strong performance has extended into March and we expect this favorable trend to continue based on the success of our efforts to drive demand.”

Weinstein added, “We remain focused on executing our overarching strategy of driving net yield growth, while maintaining our industry-leading cost base. With adjusted free cash flow for the year expected to be positive, our revolver renewal behind us, more committed export credit financings in hand, a reduced capex profile going forward and over $8 billion of liquidity, we believe we are well positioned to pay down near term debt maturities from excess liquidity and therefore have no intention to sell equity (except in connection with our advantageous and non-dilutive stock swap program).”

First Quarter 2023 Results and Statistical Information

First quarter 2023 results exceeded the company’s guidance due to stronger pricing and onboard spending, higher occupancy and favorable timing of operating costs.

•Adjusted EBITDA (see “Non-GAAP Financial Measures” below) for the first quarter of 2023 was $382 million, better than the December guidance range of $250 million to $350 million, despite a $31 million unfavorable impact from fuel price and currency rates since December guidance.
•Continuing to close the gap to a strong 2019:
◦Revenue in the first quarter of 2023 was $4.4 billion, representing 95% of 2019 levels. This was better than the fourth quarter of 2022, which was 80% of 2019 levels, an improvement of 15 percentage points.
◦Occupancy in the first quarter of 2023 was 91%, higher than December guidance. Occupancy increased by seven percentage points compared to the prior quarter, on higher capacity.
•Cruise costs per available lower berth day (“ALBD”) increased 3.3% as compared to the first quarter of 2019.
•In constant currency, adjusted cruise costs excluding fuel per ALBD (see “Non-GAAP Financial Measures” below) increased 5.9% compared to the first quarter of 2019, continuing its sequential quarterly improvement and better than the December guidance of up to 6.5% to 7.5%. Costs remain higher as compared to 2019 as a result of higher advertising investments to drive 2023 revenue as well as partially mitigating the impacts of a high inflation environment.
•Total customer deposits reached a first quarter record of $5.7 billion (as of February 28, 2023), surpassing the previous first quarter record of $4.9 billion (as of February 28, 2019) by 16%, driven by strong demand, bundled package offerings and pre-cruise sales.

Bookings

Weinstein noted, “We are well booked for the remainder of the year at higher prices (normalized for FCCs), which coupled with continued strength in onboard revenue, supports our improving outlook for the remainder of the year. We expect the extension of booking lead times, combined with our investment in advertising, to position us even better in 2024 and beyond.”

The company is very encouraged with the improving demand environment, kicked off by an early start to wave season (peak booking period) on very strong Black Friday and Cyber Monday booking volumes. The company experienced the highest booking volumes for all future sailings for any quarter in its history. Both the company’s NAA and Europe segments broke records, contributing to the company’s record-breaking quarter. Consistent with previous comments, during the first quarter of 2023 the company continued its increased advertising activities, supporting its booking volumes.

The booking window has continued to return to historical patterns, providing further confidence in the continued strengthening of the demand environment and facilitating improving revenue yields over time. The company’s NAA segment’s booking curve mirrored peak 2019 levels, while the company’s Europe segment continued to see an extension of its booking curve, which is over 80% recovered compared to 2019 levels.

The company’s cumulative advanced booked position for the remainder of 2023 is at higher ticket prices in constant currency, normalized for future cruise credits (“FCCs”), as compared to strong 2019 pricing and a booked occupancy position that is solidly in the higher end of the historical range. (The company’s current booking trends are compared to booking trends for 2019 as it is the most recent full year of guest cruise operations.)

2023 Outlook

For the full year 2023, the company expects:
•Adjusted EBITDA of $3.9 billion to $4.1 billion
◦Includes approximately $0.5 billion unfavorable impact from fuel price and currency compared to 2019
◦Sequential improvement in each quarter in adjusted EBITDA per ALBD compared to 2019, driven by closing the gap in occupancy to 2019 levels while achieving net per diems above 2019 levels
•Occupancy of 100% or higher, returning to historical levels this summer
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) one point higher than December guidance, reflecting an expected increase in occupancy levels and strategic decisions taken during the quarter

For the second quarter of 2023, the company expects:
•Adjusted EBITDA of $600 million to $700 million, a significant improvement compared to the first quarter of 2023
•Occupancy of 98% or higher
◦A seven percentage point gap (or less) from 2019
◦An improvement from a 13 percentage point gap for the first quarter of 2023 compared to 2019
•Net per diems of 2.5% to 3.5% (in constant currency) above 2019 levels
◦Net per diems reflect the changing brand mix and cabin mix as compared to the first quarter
◦Net yields (see “Non-GAAP Financial Measures” below) of $160, higher than first quarter of $149, which reflects continuing net yield improvement
•Adjusted cruise costs excluding fuel per ALBD higher than first quarter of 2023, reflecting an expected increase in occupancy levels and higher dry-dock related expenses

See “Guidance” for additional information on the company’s 2023 outlook.

Financing and Capital Activity

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We believe our debt balance has peaked this quarter and will reduce over time based on our ample liquidity position of $8.1 billion and the expected cash flow strength of our business.”

Cash from operations turned positive in the first quarter of 2023. The company expects continued growth in cash from operations to be the driver for paying down debt over time.

During the quarter, the company obtained two new export credit facilities, bringing the total committed financing related to ship deliveries scheduled for delivery through 2025 to $3.2 billion. These export credit facilities provide the company with the ability to finance its newbuild program at preferential interest rates.

(in billions)	2023	2024	2025
Future export credit facilities at February 28, 2023	$0.3	$2.2	$0.7

The company continues its efforts to proactively address its debt profile. The company successfully arranged a new $2.1 billion multi-currency revolving credit facility (the “New Revolver”). The New Revolver will replace the existing $2.9 billion multi-currency revolving credit facility upon its maturity in August 2024. The New Revolver has an initial term of one year, commencing in August 2024, with two one-year extension options. The New Revolver also contains an accordion feature, allowing for additional commitments up to an aggregate of $2.9 billion.

During the first quarter the company invested $1.1 billion in capital expenditures, repaid $0.7 billion of debt principal and incurred $0.5 billion of interest expense, net. The company ended the first quarter of 2023 with $8.1 billion of liquidity, including cash and borrowings available under the revolving credit facility.

Environmental, Social and Governance (“ESG”)

Piloting the use of alternative fuels and biofuels

The company continues to focus on innovation in its commitment to decarbonization by evaluating and piloting the use of alternative fuels and biofuels. During the quarter, Costa Cruises and AIDA Cruises announced a partnership with a leading methanol producer which aims to enhance the supply of and necessary infrastructure for methanol. Suitably sourced green methanol is considered a lower-carbon fuel which virtually eliminates particulate matter and sulfur oxides. This partnership builds on the company’s progress throughout 2022, which included the completion of two successful pilots using a blend of marine biofuel made from 100% sustainable raw materials. These biofuels can be used in existing ship engines without modifications to the engine or fuel infrastructure, including on ships already in service.

Laura Weil appointed Chair of the Audit Committees

As of February 1, 2023, Laura Weil became the Chair of the Audit Committees. Ms. Weil has extensive financial, strategic information technology and operating skills, which make her highly qualified to lead the Audit Committees. She will serve as the successor of Richard J. Glasier, who will not seek re-election to the Boards of Directors at the 2023 Annual Meetings of Shareholders and will retire from the Boards with effect from the conclusion of the 2023 Annual Meetings of Shareholders. As of April 2023, the company’s Boards will be comprised of eleven members, nine of whom are independent directors, four of whom are female and one of whom is ethnically diverse.

Other Recent Highlights

•The company sold Seabourn Odyssey and expects to record a gain on the sale.
•Carnival Corporation & plc was named by Newsweek as One of America’s Greatest Workplaces for Diversity 2023.
•Carnival Cruise Line was recognized as one of the 25 Best Companies for Latinos to Work in 2023 by Latino Leaders Magazine.
•Costa Cruises was honored at the Excellence Cruise Awards as Best Cruise Line for a First Cruise, Best Value for Money and Excellence in Sustainability.

Guidance

(See “Reconciliation of Forecasted Data”)

	2Q 2023		Full Year 2023
Change compared to 2019	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net per diems	0.0% to 1.0%	2.5% to 3.5%	1.0% to 2.0%	3.0% to 4.0%
Adjusted cruise costs excluding fuel per ALBD	8.0% to 9.0%	10.5% to 11.5%	6.5% to 7.5%	8.5% to 9.5%

	2Q 2023	Full Year 2023
ALBDs (in millions) (a)	22.3	91.3
Capacity growth vs 2019	3.1%	4.5%
Occupancy percentage (a)	98% or higher	100% or higher

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed	$645	$650
Fuel expense (in billions)	$0.5	$1.9

Depreciation and amortization (in billions)	$0.6	$2.4
Interest expense, net of capitalized interest and interest income (in billions)	$0.5	$2.0

Adjusted EBITDA (in millions)	$600 to $700	$3,900 to $4,100
Adjusted net income (loss) (in millions)	$(525) to $(425)	$(550) to $(350)
Adjusted earnings per share	$(0.42) to $(0.34)	$(0.44) to $(0.28)

Currencies (USD to 1)
AUD	$0.67	$0.67
CAD	$0.73	$0.73
EUR	$1.07	$1.07
GBP	$1.22	$1.22

(a)    See “Notes to Statistical Information”

Sensitivities (impact to adjusted net income (loss) in millions)	2Q 2023	Remainder of 2023
1% change in net per diems	$38	$127
1% change in adjusted cruise costs excluding fuel per ALBD	$23	$68
1% change in currency exchange rates	$2	$14
10% change in fuel price	$50	$146
100 basis point change in variable rate debt (including derivatives)	—	$67

Capital Expenditures

The company’s annual capital expenditure forecast, which includes year-to-date actuals for 2023, is as follows:

(in billions)	2023	2024	2025	2026
Contracted newbuild	$1.7	$2.4	$0.9	$—
Non-newbuild	1.5	1.7	1.7	1.7
Total (a)	$3.2	$4.1	$2.6	$1.7

(a)Forecasted capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar.

Outstanding Debt Maturities

As of February 28, 2023, the company’s outstanding debt maturities are as follows:

(in billions)	2023	2024	2025	2026
First Lien	$0.0	$0.1	$2.6	$0.0
Second Lien	—	—	—	1.2
Export Credits	1.1	1.5	1.4	1.3
All other	0.6	1.0	0.5	2.1
Total Principal payments on outstanding debt (a)	$1.8	$2.5	$4.5	$4.6

(a)Excludes borrowings of $0.2 billion under the $2.9 billion multi-currency revolving credit facility at February 28, 2023, which matures in August 2024.

Refer to Financial Information within the Investor Relations section of the corporate website for further details on the company’s Debt Maturities, which will be available upon filing the Form 10-Q: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted cruise costs excluding fuel per ALBD
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance as a result of the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•Events and conditions around the world, including war and other military actions, such as the invasion of Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises, impacting our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection, labor and employment, and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Failure to successfully implement our business strategy following our resumption of guest cruise operations would negatively impact the occupancy levels and pricing of our cruises and could have a material adverse effect on our business. We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans and goals (including climate change and environmental-related matters). In addition, historical, current and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28,
	2023	2022
Revenues
Passenger ticket	$2,870	$873
Onboard and other	1,563	750
	4,432	1,623
Operating Expenses
Commissions, transportation and other	655	251
Onboard and other	484	209
Payroll and related	582	506
Fuel	535	365
Food	311	136
Ship and other impairments	—	8
Other operating	743	557
Cruise and tour operating expenses	3,311	2,030
Selling and administrative	712	530
Depreciation and amortization	582	554
	4,604	3,114
Operating Income (Loss)	(172)	(1,491)
Nonoperating Income (Expense)
Interest income	56	3
Interest expense, net of capitalized interest	(539)	(368)
Other income (expense), net	(30)	(32)
	(514)	(397)
Income (Loss) Before Income Taxes	(686)	(1,888)
Income Tax Benefit (Expense), Net	(7)	(3)
Net Income (Loss)	$(693)	$(1,891)

Earnings Per Share
Basic	$(0.55)	$(1.66)
Diluted	$(0.55)	$(1.66)
Weighted-Average Shares Outstanding - Basic	1,260	1,137
Weighted-Average Shares Outstanding - Diluted	1,260	1,137

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2023	November 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$5,455	$4,029
Restricted cash	15	1,988
Trade and other receivables, net	514	395
Inventories	448	428
Prepaid expenses and other	710	652
Total current assets	7,144	7,492
Property and Equipment, Net	39,359	38,687
Operating Lease Right-of-Use Assets, Net	1,246	1,274
Goodwill	579	579
Other Intangibles	1,158	1,156
Other Assets	2,501	2,515
	$51,985	$51,703
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$200	$200
Current portion of long-term debt	2,264	2,393
Current portion of operating lease liabilities	156	146
Accounts payable	1,022	1,050
Accrued liabilities and other	1,951	1,942
Customer deposits	5,495	4,874
Total current liabilities	11,088	10,605
Long-Term Debt	32,672	31,953
Long-Term Operating Lease Liabilities	1,148	1,189
Other Long-Term Liabilities	908	891

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 1,246 shares at 2023 and 1,244 shares at 2022 issued	12	12
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2023 and 2022 issued	361	361
Additional paid-in capital	16,635	16,872
Retained earnings (accumulated deficit)	(434)	269
Accumulated other comprehensive income (loss)	(1,972)	(1,982)
Treasury stock, 130 shares at 2023 and 2022 of Carnival Corporation and 71 shares at 2023 and 72 shares at 2022 of Carnival plc, at cost	(8,433)	(8,468)
Total shareholders’ equity	6,170	7,065
	$51,985	$51,703

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	February 28, 2023	November 30, 2022
Liquidity (a)	$8,105	$8,635
Debt (current and long-term)	$35,135	$34,546
Customer deposits (current and long-term)	$5,696	$5,089

(a)     November 30, 2022 liquidity includes cash, restricted cash from the 2028 Senior Priority Notes which became unrestricted in December, and borrowings available under the revolving credit facility.

	Three Months Ended February 28,
STATISTICAL INFORMATION	2023	2022
Passenger cruise days (“PCDs”) (in millions) (a)	20.2	7.2
ALBDs (in millions) (b)	22.1	13.3
Occupancy percentage (c)	91%	54%
Passengers carried (in millions)	2.7	1.0

Fuel consumption in metric tons (in millions)	0.7	0.6
Fuel consumption in metric tons per thousand ALBDs	33.4	42.5
Fuel cost per metric ton consumed	$730	$648

Currencies (USD to 1)
AUD	$0.69	$0.72
CAD	$0.74	$0.79
EUR	$1.07	$1.13
GBP	$1.22	$1.35

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended February 28,
(in millions)	2023	2022
Net income (loss)	$(693)	$(1,891)
(Gains) losses on ship sales and impairments	(9)	7
(Gains) losses on debt extinguishment, net	—	—
Restructuring expenses	—	—
Other	12	—
Adjusted net income (loss)	$(690)	$(1,884)
Interest expense, net of capitalized interest	539	368
Interest income	(56)	(3)
Income tax (expense), benefit	7	3
Depreciation and amortization	582	554
Adjusted EBITDA	$382	(962)

	Three Months Ended February 28,
	2023	2022
Earnings per share	$(0.55)	$(1.66)
(Gains) losses on ship sales and impairments	(0.01)	0.01
(Gains) losses on debt extinguishment, net	—	—
Restructuring expenses	—	—
Other	0.01	—
Adjusted earnings per share	$(0.55)	$(1.66)

Weighted-average shares outstanding - diluted (in millions)	1,260	1,137

	Three Months Ended February 28,
(in millions)	2023	2022
Cash from (used in) operations	$388	$(1,212)
Capital expenditures (Purchases of Property and Equipment)	(1,075)	(2,730)
Proceeds from export credits	830	2,343
Adjusted free cash flow	$144	$(1,598)
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended February 28,
(in millions, except per diems and yields data)	2023	2023 Constant Currency	2019
Total revenues	$4,432		$4,673
Less: Cruise and tour operating expenses	(3,311)		(3,142)
Depreciation and amortization	(582)		(516)
Gross margin	540		1,015
Less: Tour and other revenues	(9)		(29)
Add: Payroll and related	582		557
Fuel	535		381
Food	311		268
Ship and other impairments	—		—
Other operating	743		759
Depreciation and amortization	582		516
Adjusted gross margin	3,284	$3,366	$3,468

PCDs	20.2	20.2	22.3

Gross margin per diems (per PCD)	$26.81		$45.49
Net per diems (per PCD)	$162.96	$167.04	$155.37

ALBDs	22.1	22.1	21.3

Gross margin yields (per ALBD)	$24.49		$47.68
Net yields (per ALBD)	$148.87	$152.59	$162.82

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 28,
(in millions, except costs per ALBD data)	2023	2023 Constant Currency	2019
Cruise and tour operating expenses	$3,311		$3,142
Selling and administrative expenses	712		629
Less: Tour and other expenses	(23)		(35)
Cruise costs	3,999		3,736
Less: Commissions, transportation and other	(655)		(709)
Onboard and other costs	(484)		(467)
Gains (losses) on ship sales and impairments	9		(2)
Restructuring expenses	—		—
Other	—		—
Adjusted cruise costs	2,869		2,558
Less: Fuel	(535)		(381)
Adjusted cruise costs excluding fuel	$2,334	$2,388	$2,177

ALBDs	22.1	22.1	21.3

Cruise costs per ALBD	$181.25		$175.40
% increase (decrease) vs 2019	3.3%
Adjusted cruise costs per ALBD	$130.04		$120.08
% increase (decrease) vs 2019	8.3%
Adjusted cruise costs excluding fuel per ALBD	$105.78	$108.22	$102.21
% increase (decrease) vs 2019	3.5%	5.9%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs without fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2023 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.